Exhibit 10.85

Form of Letter to Employees Regarding Pending Salary Versus Equity

Date: 2nd April 2024

To: Aerkomm Staff Who Hold 2023 Options

Subject: Opportunity to Convert Deferred Compensation to Equity

Dear Team,

As we navigate through the pivotal moments of our journey together, our collective dedication and hard work have led to our agreement announced with IX Acquistion Corp. on March 29, 2024. Under the transactions contemplated by this agreement, it is planned that the Company will receive new financing and our shares will be listed on NASDAQ. This achievement speaks volumes about our shared vision and the relentless pursuit of our goals.

As we all know, the Company’s financial challenges have resulted in delayed salary payments. With the newly announced agreement and plans, we are now presented with an opportunity to strengthen our bond and commitment towards our mutual success. The Company is hereby offering our employees the right to convert salary owed to you through the end of February 2024 into equity in the Company. If you elect to accept this offer, the vesting of stock options you were granted in 2023 under the Company’s 2023 Equity Incentive Plan (the “2023 Plan”) will be accelerated by the Company and immediately exercised by you using the “credit” of amounts owed to you by the Company for unpaid salary.

We explain next the details of this opportunity and how you can accept it.

Structure of the Equity Conversion Election

Each of you was granted stock options under the 2023 Plan (“2023 Options”) and each of you has had salary deferred. Under the election being now being offered by the Company (the “Election”), you have the right, but no obligation, to elect to have up to 50% of your 2023 Options immediately accelerated (no longer subject to vesting) and exercised by you, meaning such options will be converted into issued shares in the Company.

In return for electing for this immediate vesting and exercise of up to 50% of your 2023 Options, you will be agreeing that the deferred salary owed to you by the Company will be reduced by the number of 2023 Options you elect to accelerate and exercise times the aggregate strike price for such accelerated options.

An example follows:

(a)	Number of 2023 Options held by Employee:	10,000
(b)	Maximum Number of 2023 Options Employee May Accelerate:	5,000 (50% of (a))
(c)	Percentage or number of Eligible 2023 Options that Employee Elects to Accelerate:	60% of (b) (3,000 options)
(d)	Strike Price of 2023 Options being Accelerated and Exercised:	$2.59/option[1]
(e)	Total Amount Due for Exercise of Elected Options:	$7,700 ((c) x (d))
(f)	Amount of Salary Deferral Reduction:	$7,770[2]

Please note that if the amount due from you for 2023 Options you elect to exercise (the amount in (e) in the chart above) is greater than the amount of deferred salary owed to you by the Company, then you must make up the difference by making a cash payment to the Company by the date indicated below.

Effect of Election on Vesting

All 2023 Options were granted subject to a 4-year vesting schedule (25% per year). The following will apply with respect to 2023 Options that are not subject to your Election:

●	If you elect to accelerate 100% of your 2023 Options that are eligible for acceleration and exercise (i.e., 50% of your total 2023 Options), then the vesting schedule for your remaining 2023 Options will be accelerated by one year. For example, if you were granted 10,000 2023 Options, then under the original vesting schedule 2,500 would vest at the end of each of years 1, 2, 3 and 4 of your Continuous Service (as defined in the 2023 Plan). However, if you choose to make 100% of your eligible 2023 Options subject to the Election (in the example, 5,000 options), then 5,000 2023 Options will vest immediately, 2,500 will vest at the end of Year 2 and 2,500 will vest at the end of Year 3.

●	If you elect not to accelerate any of your 2023 Options, then the vesting schedule for our 2023 Options will remain unchanged, i.e., 25% will vest at the end of each of years 1, 2, 3 and 4 of your Continuous Service.

[1]	2023 Options granted in May 2023 have a strike price of $2.55/share and 2023 Options granted in June 2023 have a strike price of $2.59/share. For Employees who elect to accelerate and exercise 2023 Options, the election will be deemed to occur first with respect to 2023 Options granted in June 2023 and, when and if all such Stock Options have been consumed by the Election, with respect to 2023 Options granted in May 2023.

[2]	The amount of past due salary owned by the Company to the Employee is reduced by $7,700.

●	If you elect to accelerate an amount of your 2023 Options that is equal to or less than 25% of your total 2023 Options, then the Election will be considered to be made with respect to your 2023 Options vesting at the end of year 1 of your Continuous Service, and the remainder of your vesting schedule will be unchanged. For example, if you elect to accelerate and exercise 10% of 2023 Options, then 10% will vest immediately, 15% will vest at the end of year 1 of your Continuous Service, and 25% will vest at the end of each of years 2, 3 and 4 of your Continuous Service.

●	If you elect to accelerate an amount of your 2023 Options that is greater than 25% of your total 2023 Options (e.g., as in the example in the chart above, 30% of total 2023 Options), then the balance of your 2023 Options will be considered to vest by 1/3rd at the end of each of years 2, 3 and 4 of your Continuous Service (in the example above, where 7,000 2023 Options remain after the Election, 2,333 at the end of year 2, 2,333 at the end of year 3, and 2,334 at the end of year 4 of Continuus Service).

Making your Election

Offering you the Election is not just a testament to our faith in the Company’s future but also an invitation for you to deepen your stake in our collective success. Attached to this letter, you will find an Exercise Form along with detailed instructions. Should you choose to participate, please adhere to the following conditions:

1.	Deadline for Election: Please submit your Exercise Form to kevin.wong@aerkomm.com by not later than 3rd April 2024 at 12:00 PM TW time. If you do not submit an Exercise Form within such deadline, the Company may treat you as having elected not to accelerate any of your 2023 Options. When you submit an Exercise Form, this will be treated as modifying your Award Agreement as outlined in this letter with respect to the 2023 Options granted to you.

2.	Personal Information and Exercise Percentage: Complete the attached Exercise Form with your personal information and specify the number or percentage of your 2023 Options (up to a maximum of 50%) you wish to accelerate and exercise.

3.	Payment: If you owe any cash payment to the Company (because the strike price for the aggregate number of 2023 Options you are electing to accelerate exceeds the amount of back salary owed to you), please initiate this payment amount in cash to the Company by no later than [8th] April 2024, 3:30 PM TW time. If your payment is not timely made, then the Company will reduce the amount of your Election with respect to your 2023 Options to the number that will result in you not owing any cash payment to the Company.

The exact number of your 2023 Options and earned but unpaid salary will be provided to each of you individually, as well the bank payment information for any of you will be making a payment to the Company.

We understand that this decision carries significant weight and encourage you to consider your options carefully. Should you have any questions or require further clarification, please do not hesitate to reach out to me or Kevin Wong.

This is more than a financial decision; it is a leap of faith into our future together. We are on the brink of an exciting new chapter, and your participation in this equity conversion initiative could mark the beginning of an even more prosperous journey together.

Thank you for your unwavering commitment and belief in Aerkomm Inc. Together, we are poised to reach new heights.

Warm regards,

/s/ Louis Giordimaina
Louis Giordimaina
CEO
Aerkomm Inc.

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